Exhibit 10.9

July 25, 2005

Roger C. Gregg

Re:           Letter Agreement

Dear Roger:

We are pleased to inform you that the Board of Directors of IFT Corporation (the “Company”), the parent company to LaPolla Industries, Inc. (“LaPolla”), which is the subsidiary you have been employed with since June 1, 2005, has approved a Letter Agreement providing for a long term cash-based incentive bonus for you, subject to your continued employment and meeting certain criteria, pursuant to the terms and conditions below:

1.     Transaction Bonus. During your employ, upon consummation of a Change in Control, in addition to any other payments or benefits applicable that you may be entitled to, you shall be entitled to a Transaction Bonus equal to one half of one percent (½ %) of the “Transaction Value”, which means the aggregate consideration paid in respect of the Transaction, payable in one lump sum concurrent with the consummation of the Transaction; provided you are still employed by the Company.

2.     Initial Eligibility. You will be eligible for the Transaction Bonus after you cause $10 Million in Sales, directly or indirectly by your efforts, to occur.

3.     Definition of Change in Control. "Change in Control" means an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event, the entity to which the assets of the Company were transferred. An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company. The sole exception to Change in Control and Ownership Change Event as described above shall be any Change in Control or Ownership Change Event that may result from the death or incapacity of Richard J. Kurtz wherein his interest is transferred to his heirs only. In such event for the purposes hereof, no Change in Control or Ownership Change Event shall be deemed to have occurred.

4.     Amendment and Termination. This Letter Agreement may only be amended by written instrument signed by you and an authorized officer of the Company. This Letter Agreement shall remain in effect through May 31, 2009 or earlier termination of your employment with LaPolla Industries, Inc.

5.     Termination for Cause. The Company may terminate your employment under your Letter Agreement for “Cause,” at any time, for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct or violation of the Company’s Code of Business Ethics and Conduct by you which has a materially adverse effect upon the Company’s business or reputation, (iv) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of your fiduciary duties as an officer of the Company. Should your employment cease by reason of a Termination for Cause (as defined herein) or should you voluntarily resign under circumstances which would otherwise constitute grounds for a Termination for Cause, then, subject to your eligibility, no benefits will be payable to you under this Letter Agreement.

6.     Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be exclusively in Broward County, Florida and the parties hereto waive any claim that such forum is inconvenient.

7.     Arbitration. Any dispute between the parties to this Letter Agreement in connection with, arising out of or asserting breach of this Agreement, or any statutory or common law claim by you relating to the subject matter hereof, shall be exclusively resolved by binding statutory arbitration. Such dispute shall be submitted to arbitration in the city of Fort Lauderdale, County of Broward, state of Florida, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

8.     Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to Company, addressed to Corporate Secretary at Quorum Business Center, Deerfield Beach, Florida 33442 with a copy to Sader & LeMaire, P.A., 1901 West Cypress Creek Road, Suite 415, Fort Lauderdale, Florida 33309, Attention: Robert L. Sader, Esquire, and (ii) if to You, to your address as reflected on the payroll records of LaPolla, or to such other address as either party hereto may from time to time give notice of to the other.

9.     Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between you and the Company with respect to such subject matter. This Agreement may not be modified in any way, or any provision waived, unless such modification or waiver is agreed to in writing and signed by you and by a duly authorized officer of the Company.

10.   Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Letter Amendment shall not affect the enforceability of the remaining portions or any part thereof.

11.     At Will Employment. Nothing in this Letter Agreement is intended to provide you with any additional right to continue in the employ of any subsidiary of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of our LaPolla Industries, Inc. subsidiary, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason.

Please indicate your agreement with the foregoing by signing the Acceptance section below and returning it to the Company.

Very truly yours,

IFT CORPORATION
/s/ Sharmeen Hugue
Witness
	By:	/s/ Douglas J. Kramer, President
/s/ Tiffany Wells	Name:	Douglas J. Kramer
Witness	Title:	President

ACCEPTANCE

I hereby agree to all the terms and provisions of the foregoing Letter Agreement as of the date above.

/s/ Debbie Dobbs
Witness

/s/ Lisa Mnoles	By:	/s/ Roger C. Gregg
Witness	Name:	Roger C. Gregg